As filed with the Securities and Exchange Commission on April 10, 2020

Registration No. 333-____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SYNNEX CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	44201 Nobel Drive Fremont, CA 94538	94-2703333
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of Registrant’s principal executive offices)	(IRS Employer Identification No.)

SYNNEX Corporation 2020 Stock Incentive Plan

(Full title of the plan)

Simon Y. Leung

Senior Vice President, General Counsel and Secretary

SYNNEX Corporation

44201 Nobel Drive

Fremont, CA 94538

(Name and address of agent for service)

(510) 656-3333

(Registrant’s telephone number, including area code)

Copy to:

Allison Leopold Tilley, Esq.

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 7(a)(2)(B) or the Securities Act.                             ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered(1)	Amount To Be Registered(2)(3)	Proposed Maximum Offering Price per Share(4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	3,950,000 shares	$72.30	$285,585,000	$37,069

(1)	The securities to be registered include rights to acquire Common Stock.
(2)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or become issuable under the SYNNEX Corporation 2020 Stock Incentive Plan (as amended, the “2020 Plan”) in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(3)

Represents (i) 2,493,196 shares of common stock issuable pursuant to the 2020 Plan, plus (ii) 1,443,193 shares of common stock, which represents the estimated number of shares that may become available for grant under the 2020 Plan as a result of future cancellation, forfeiture, expiration, cash settlement or unearned amounts of outstanding awards under the SYNNEX Corporation 2003 Stock Incentive Plan (the

“2003 Plan”) and the SYNNEX Corporation 2013 Stock Incentive Plan (the “2013 Plan”).

(4)

Estimated in accordance with Rules 457(h) and 457(c) under the Securities Act, solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on April 6, 2020.

The Registration Statement becomes effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S‑8. The documents containing the information specified in Part I will be delivered to the participants as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)Registrant’s Annual Report on Form 10-K (File No. 001-31892) for the fiscal year ended November 30, 2019.

(b) Registrant’s Current Reports on Form 8-K (File No. 001-31892) filed with the Commission on January 9, 2020, March 20, 2020, and March 24, 2020 (excluding any portion furnished under Item 2.02).

(c)Registrant’s Quarterly Report on Form 10-Q (File No. 001-31892) for the quarterly period ended February 29, 2020.

(d)The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A (File No. 001-31892) filed with the SEC on November 7, 2003 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (Exchange Act), including all material incorporated by reference therein and any subsequently filed amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), on or after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities hereby offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.  Article VIII of the Registrant’s Amended and Restated Certificate of Incorporation (Exhibit 3.(i)3 to the Amendment No. 1 to Form S-1 Registration Statement filed on October 14,

2003) and Article VI of the Registrant’s Bylaws (Exhibit 3(ii).1 to the Current Report on Form 8-K filed on April 2, 2008) provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law.

The Registrant has entered into Indemnification Agreements (Exhibit 10.6 to the Form S-1 Registration Statement filed on September 5, 2003) with its officers and directors that will require the Registrant to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 7.   Exemption From Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit No.	Description
5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.
23.1	Consent of KPMG LLP, independent registered public accounting firm.
23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
24.1	Power of Attorney (contained on the signature page hereto).
99.1	SYNNEX Corporation 2020 Stock Incentive Plan (incorporated by reference to the Registrant’s 2020 Proxy Statement on Schedule 14A (File No. 001-31892) filed on February 10, 2020).
99.2	Amendment No. 1 to the SYNNEX Corporation 2020 Stock Incentive Plan (incorporated by reference to Exhibit No. 10.1 to the Registrant’s Form 10-Q filed on April 7, 2020).

Item 9.   Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 10th day of April, 2020.

SYNNEX CORPORATION

By:	/s/ Simon Leung
Simon Leung
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis Polk and Simon Leung, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-facts and agents, or his or her substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Dennis Polk Dennis Polk	President, Chief Executive Officer (Principal Executive Officer) and Director	April 10, 2020
/s/ Marshall Witt Marshall Witt	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 10, 2020
/s/ Kevin Murai Kevin Murai	Chairman of the Board	April 10, 2020
/s/ Fred Breidenbach Fred Breidenbach	Director	April 10, 2020
/s/ Laurie Simon Hodrick Laurie Simon Hodrick	Director	April 10, 2020
/s/ Hau Lee Hau Lee	Director	April 10, 2020
/s/ Matthew Miau Matthew Miau	Director	April 10, 2020
/s/ Dwight Steffensen Dwight Steffensen	Director	April 10, 2020
/s/ Gregory Quesnel Gregory Quesnel	Director	April 10, 2020
/s/ Ann Vezina Ann Vezina	Director	April 10, 2020

Signature	Title	Date
/s/ Thomas Wurster Thomas Wurster	Director...	April 10, 2020
/s/ Duane Zitzner Duane Zitzner	Director	April 10, 2020
/s/ Andrea Zulberti Andrea Zulberti	Director	April 10, 2020

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